SUB-ITEM 77Q1:  Exhibit

WesMark Funds

Amendment #7
to the By-Laws

Effective November 7, 2006

Insert the following paragraph as
paragraph three under Section 1.
General. in ARTICLE IX,
INDEMNIFICATION OF
TRUSTEES AND OFFICERS:

	ACTIONS BY TRUSTEE
AGAINST THE TRUST.  Notwithstanding
the foregoing, with
respect to any action, suit or
other proceeding voluntarily prosecuted
by any Covered Person as plaintiff,
indemnification shall be mandatory only
if the prosecution of such action,
suit or other proceeding by
such Covered Person (a) was authorized
by a majority of the Trustees or
(b) was instituted by the
Covered Person to enforce his rights
to indemnification hereunder in a
case in which the Covered Person
is found to be entitled to such
indemnification.